Exhibit 4.1

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES ARE BEING OFFERED TO INVESTORS WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”). TRANSFER OF THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

FORTE BIOSCIENCES, INC.

FORM OF PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK

Number of Shares: [                ]

(subject to adjustment)

Warrant No.	Original Issue Date: [ ], 2023

Forte Biosciences, Inc. , a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [    ] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [    ] shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.001 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”), subject to the following terms and conditions:

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Holder, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

(b) “Commission” means the United States Securities and Exchange Commission.

(c) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid and ask prices, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly OTC Markets Inc.) as of 4:00 P.M., New York City time on such date. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d) “Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date, shall be the Nasdaq Capital Market.

(e) “Securities Act” means the Securities Act of 1933, as amended.

(f) “Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of July 28, 2023.

(g) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issuance Date was “T+2”.

(g) “Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

(h) “Transfer Agent” means Computershare Trust Company, N.A., the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity, or if none, the Company.

2. Issuance of Securities; Registration of Warrants. The Warrant, as initially issued by the Company, is offered and sold pursuant to the Securities Purchase Agreement. Accordingly, as of the Original Issue Date, the Warrant and the Warrant Shares are “restricted securities” under Rule 144 promulgated under the Securities Act. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. This Warrant may be, at the option of the Holder, either (x) represented by an original Warrant certificate or (y) issued by book-entry registration in the Warrant Register. For the avoidance of doubt, any Warrant issued by book-entry registration in the Warrant Register shall nonetheless be subject to the terms and conditions of such Warrant certificate to the same extent as if such Warrant were represented by an original Warrant certificate.

3. Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any). Notwithstanding the foregoing, no surrender of a Warrant shall be required if such Warrant is represented by book-entry registration in the Warrant Register. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant at any time and from time to time on or after the Original Issue Date.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price

(other than in the case of a cashless exercise) for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. The aggregate exercise price of this Warrant, except for the Exercise Price, was pre-funded to the Company on or before the Original Issue Date, and consequently no additional consideration (other than the Exercise Price) shall be required by to be paid by the Holder to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-funded exercise price under any circumstance or for any reason whatsoever. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. The aggregate exercise price of this Warrant, except for the Exercise Price, was pre-funded to the Company on or before the Original Issue Date, and consequently no additional consideration (other than the Exercise Price) shall be required by to be paid by the Holder to effect any exercise of this Warrant.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period ), credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian system, or if the Transfer Agent is not participating in the Fast Automated Securities Transfer Program (the “FAST Program”) or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as the Warrant remains outstanding and exercisable. The Holder, or any natural person or legal entity (each, a “Person”) so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

(b) If within the Standard Settlement Period after the Exercise Date, the Company fails to deliver to the Holder or its designee the required number of Warrant Shares in the manner required pursuant to Section 5(a) or fails to credit the Holder’s or its designee’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled (other than a failure caused by incorrect or incomplete information provided by the Holder to the Company), and if after such number of Trading Days comprising the Standard Settlement Period and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to issue such Warrant Shares shall terminate or (2) promptly honor its obligation to deliver to the Holder or its designee such Warrant Shares or credit the Holder’s or its designee’s balance account with DTC for such Warrant Shares and pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In, less the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Sale Price of a share of Common Stock on the Exercise Date.

(c) To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock in book-entry form upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of shares of Common Stock in book-entry form upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable contractual indemnity, if requested by the Company. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other Purchase Rights (as defined below) of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The failure of the Company to reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock a sufficient number of shares of Common Stock to enable it to issue Warrant Shares upon exercise of this Warrant as herein provided is referred to herein as an “” Authorized Share Failure.” The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed or of any contract to which the Company or any of its subsidiaries is bound. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding. In furtherance of the Company’s obligations set forth in this Section 8, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC a definitive Information Statement on Schedule 14C, and such obligation shall be deemed satisfied on the 21st calendar day after such filing is accepted.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision or combination or reclassification.

(b) Pro Rata Distributions. If on or after the Original Issue Date, the Company shall declare or make any dividend or other pro rata distribution of its assets (or rights to acquire its assets) (including, without limitation, by way of return of capital) to holders of shares of Common Stock (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but, for the avoidance of doubt, excluding any distribution of shares of Common Stock subject to Section 9(a), any distribution of Purchase Rights subject to Section 9(c) and any Fundamental Transaction (as defined below) subject to Section 9(d)) (a “Distribution”) then, in each such case, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon such exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (as defined below)) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder (including its Affiliates or members of a Section 13(d) group) exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as (all or a portion) its right thereto would not result in the Holder (including Affiliates and any member of a Schedule 13(d) group) exceeding the Maximum Percentage, at which time or times the Holder shall be granted (all or such portion of) such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Purchase Rights. If at any time on or after the Original Issue Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder (including any Affiliates or members of a Schedule 13(d) group) exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common

Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder (including Affiliates or members of a Schedule 13(d) group) exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation). As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” mean any capital stock, debt, securities or other contractual rights (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock who tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction), provided, however, that the forgoing shall not include transactions for which the primary purpose is raising capital or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(d) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest one-tenth of one cent or the nearest share, as applicable.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(g) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other pro rata distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In the event such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall (on the same time frame set forth in the immediately prior sentence) offer the Holder the ability to sign a confidentiality agreement related thereto sufficient to allow the Holder to receive such notice, and the Company shall deliver such notice immediately upon execution of such confidentiality agreement. If the holder does not sign the confidentiality agreement, then the Holder shall not receive such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(d), other than a Fundamental Transaction under clause (iii) of Section 9(d), the Company shall deliver to the Holder a notice of such Fundamental Transaction at least thirty (30) days prior to the date such Fundamental Transaction is consummated. Holder agrees to maintain any information disclosed pursuant to this Section 9(g) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt any such information.

10. Payment of Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, as determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg Financial Markets) as of the Trading Day on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise). In the event that a registration statement registering the issuance of Warrant Shares is, for any reason, not effective at the time of exercise of this Warrant, then the Warrant may only be exercised through a cashless exercise, as set forth in this Section 10. Except as set forth in Section 5(b) (Buy-In remedy) and Section 12 (payment of cash in lieu of fractional shares), in no event will the exercise of this Warrant be settled in cash.

11. Limitations on Exercise.

(a) Any Holder of Warrants shall be prohibited from exercising the Holder’s Warrants if, immediately prior to or following such exercise (or portion of such exercise thereof), the Holder, together with its Affiliates and any member of a Section 13(d) group, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”) more than 9.99% (the “Beneficial Ownership Limitation”) of the issued and outstanding Common Stock or any other class of equity security (other than an exempted security) of the Company that is registered pursuant to Section 12 of the Exchange Act. For purposes of calculating beneficial ownership, the aggregate number of shares of Common Stock beneficially owned by the Holder, together with its affiliates and any member of the Section 13(d) group, shall include the number of shares of Common Stock issuable upon exercise of the relevant Warrants with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Warrants beneficially owned by a Holder, together with its Affiliates and any member of a Section 13(d) group, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder, together with its Affiliates and any member of a Section 13(d) group (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 11(a), beneficial ownership and whether a Holder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, it being acknowledged and agreed that the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of the Warrants, in determining the number of outstanding shares of Common Stock, a Holder of Warrants may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 11(a), to exceed the Beneficial Ownership Limitation, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of a Holder of Warrants, the Company shall within one (1) Business Day confirm to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder, together with its Affiliates and any member of a Section 13(d) group, since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with its Affiliates and any member of a Section 13(d) group, being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s, together with its Affiliates and any member of a Section 13(d) group, aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Warrant so exercised shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. By written notice to the Company, a Holder of Warrants may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% (the “Maximum Percentage”) specified in such notice; provided that any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or confirmed e-mail at the facsimile number or e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or confirmed e-mail at the facsimile number or e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares. (i) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(ii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to the restrictions on transfer set forth in this Warrant and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

FORTE BIOSCIENCES, INC.

By:
Name:	Paul Wagner
Title:	Chief Executive Officer

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. __ (the “Warrant”) issued by Forte Biosciences, Inc. , a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

(6) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)